U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

                               VA Partners, LLC
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(Last)                             (First)                             (Middle)

                        One Maritime Plaza, Suite 1400
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(Street)

San Francisco                        CA                                   94111
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(City)                            (State)                                 (Zip)

                      Per Se Technologies, Inc. (PSTI)
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2. Issuer Name and Ticker or Trading Symbol

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Statement for Month/Day/Year

                                December 30, 2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ ] Director                              [X] 10% Owner
   [_] Officer (give title below)            [_] Other (specify below)
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7. Individual or Joint/Group Filing (Check applicable line)

[ ] Form filed by one Reporting Person
[X] Form filed by more than one Reporting Person
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===============================================================================

Table I -- Non-Derivative Securities Acquired, Disposed of,
or Beneficially Owned
=====================================================================


                                                                                                          6.
                                                           4.                       5.                    Owner-
                                                           Securities Acquired (A)  Amount of             ship
                                              3.           or Disposed of (D)       Securities            Form:     7.
                                              Transaction  (Instr. 3, 4 and 5)      Beneficially          Direct    Nature of
                   2.           2A. Deemed    Code         ------------------------ Owned Following       (D) or    Indirect
1.                 Transaction  Execution     (Instr. 8)                (A)         Reported Transaction  Indirect  Beneficial
Title of Security  Date         Date, if any  ------------    Amount    or   Price  (Instr. 3             (I)       Ownership
(Instr. 3)         (mm/dd/yy)   (mm/dd/yy)    Code      V               (D)         and 4)               (Instr.4) (Instr. 4)
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
--------------------------------------------------------------------------------------------------------------------------------
Common Stock      12/30/02                     P            20,000       A    8.91    4,216,031(1)(2)       I        (1)(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock      12/31/02                     P           100,000       A    8.98    4,316,031(1)(2)       I        (1)(2)
--------------------------------------------------------------------------------------------------------------------------------
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction
 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                            (Over)
                                       SEC 1474 (3-00)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
==============================================================================

                                                                                                               10.
                                                                                                  9.           Owner-
                                                                                                  Number       ship
                                                                                                  of           Form
            2.                                                                                    Deriv-       of
            Conver-                    5.                             7.                          ative        Deriv-   11.
            sion                       Number of                      Title and Amount            Secur-       ative    Nature
            or                         Derivative   6.                of Underlying      8.       ities        Secur-   of
            Exer-             4.       Securities   Date              Securities         Price    Bene-        ity:     In-
            cise     3.       Trans-   Acquired (A) Exercisable and   (Instr. 3 and 4)   of       ficially     Direct   direct
            Price    Trans-   action   or Disposed  Expiration Date   ----------------   Deriv-   Owned        (D) or   Bene-
1.          of       action   Code     of(D)        (Month/Day/Year)             Amount  ative    Following    In-      ficial
Title of    Deriv-   Date     (Instr.  (Instr. 3,   ----------------             or      Secur-   Reported     direct   Owner-
Derivative  ative    (Month/  8)       4 and 5)     Date     Expira-             Number  ity      Transaction  (I)      ship
Security    Secur-   Day/     ------   ------------ Exer-    tion                of      (Instr.  (Instr.      (Instr.  (Instr.
(Instr. 3)  ity      Year)    Code V    (A)   (D)   cisable  Date     Title      Shares  5)       4)            4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
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

Explanation of Responses:

(1)As General Partner and Investment Manager of ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., and ValueAct Capital International, Ltd.

(2)These securities are also beneficially owned by Jeffrey W. Ubben, George F. Hamel, Jr., and Peter H. Kamin as Managing Memebers, Principal Owners and Controlling Persons of VA Partners, LLC.

VALUEACT CAPITAL PARTNERS, L.P., BY
VA PARTNERS, L.L.C., ITS GENERAL PARTNER

By: /s/ George F. Hamel, Jr.                          01/02/03
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person

VALUEACT CAPITAL PARTNERS II, L.P., BY
VA PARTNERS, L.L.C., ITS GENERAL PARTNER

By: /s/ George F. Hamel, Jr.                          01/02/03
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person

VALUEACT CAPITAL INTERNATIONAL, LTD., BY
VA PARTNERS, L.L.C., ITS INVESTMENT MANAGER

By: /s/ George F. Hamel, Jr.                          01/02/03
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person


VA PARTNERS, L.L.C.


By: /s/ George F. Hamel, Jr.                          01/02/03
   ------------------------------------------      ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person


By: /s/ Jeffrey W. Ubben				 	01/02/03
   -----------------------------------------       ----------------
   Jeffrey W. Ubben                                    Date
   **Signature of Reporting Person


By: /s/ George F. Hamel, Jr.                         01/02/03
   ------------------------------------------      ----------------
   George F. Hamel, Jr.                                Date
   **Signature of Reporting Person


By: /s/ Peter H. Kamin                               01/02/03
---------------------------------------------      -----------------
   Peter H. Kamin                                      Date
   **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Joint Filer Information

Name: ValueAct Capital Partners, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, LLC
Issuer and Ticker Symbol: Per Se Technologies, Inc. (PSTI)
Date of Event Requiring Statement: December 30, 2002

Name: ValueAct Capital Partners II, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, LLC
Issuer and Ticker Symbol: Per Se Technologies, Inc. (PSTI)
Date of Event Requiring Statement: December 30, 2002

Name: ValueAct Capital International, Ltd.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, LLC
Issuer and Ticker Symbol: Per Se Technologies, Inc. (PSTI)
Date of Event Requiring Statement: December 30, 2002

Name: Jeffrey W. Ubben
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, LLC
Issuer and Ticker Symbol: Per Se Technologies, Inc. (PSTI)
Date of Event Requiring Statement: December 30, 2002

Name: George F. Hamel, Jr.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, LLC
Issuer and Ticker Symbol: Per Se Technologies, Inc. (PSTI)
Date of Event Requiring Statement: December 30, 2002

Name: Peter H. Kamin
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, LLC
Issuer and Ticker Symbol: Per Se Technologies, Inc. (PSTI)
Date of Event Requiring Statement: December 30, 2002